Exhibit T3A.3

CERTIFICATE OF INCORPORATION

OF

BROOKSTONE RETAIL PUERTO RICO, INC.

The undersigned, for the purpose of establishing a corporation under the provisions of and subject to the requirements of the General Corporation Law of 1995 of the Commonwealth of Puerto Rico, as amended, do hereby state:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Brookstone Retail Puerto Rico, Inc.

SECOND: The physical and mailing address of the designated office of the Corporation in the Commonwealth of Puerto Rico is the following:

361 San Francisco St.

Penthouse Suite

Old San Juan, Puerto Rico 00901

The resident agent in charge thereof is CT Corporation System.

THIRD: The nature of the business, object and purpose to be transacted, promoted and carried on for pecuniary profit is to engage in any and all acts or activities for which corporations may be organized under the General Corporation Law of 1995 of the Commonwealth of Puerto Rico, as amended from time to time.

FOURTH: In order to carry out the object and purposes related in Article THIRD hereof, the Corporation, its officers, directors, stockholders, and other members shall possess and may exercise all the powers and privileges granted by law.

FIFTH: The total number of shares, which the Corporation shall have authority to issue, shall be 1,000 shares of common stock and 1,000 shares of preferred stock with no par value. The Board of Directors shall have authority to fix or designate the denominations, preferences, and rights of the shares of stock of the Corporation other than those specifically set forth in this Certificate of Incorporation.

SIXTH: The name and address of the Incorporator is as follows:

Name	Business Address	Mailing Address
Javier E. Ferrer	209 Muñoz Rivera Avenue	PO Box 190998
	Banco Popular Center	San Juan, PR 00919-0998
Suite 1600
San Juan, Puerto Rico 00918

Certificate of Incorporation

Brookstone Retail Puerto Rico, Inc.

SEVENTH: (a) Upon the filing of this Certificate of Incorporation, the faculties of the Incorporator will end and the Board of Directors shall direct the affairs and organization of the Corporation, and may take all steps that may be proper to perfect such organization. The names and addresses of the members of the Board of Directors are as follows:

Name	Mailing and Physical Address
Michael F. Anthony	17 Riverside Street
Nashua, New Hampshire 03062

Philip Roizin	17 Riverside Street
Nashua, New Hampshire 03062

Thereafter, the business and affairs of the Corporation shall continue to be managed by its Board of Directors whose number (which shall consist of one or more members) and manner of election (by ballot, or otherwise) shall be determined by the By-Laws of the Corporation. The directors need not be stockholders, and shall hold office until their successors have been elected and qualified or until his/her earlier resignation or removal. A majority of directors shall constitute a quorum for the transaction of business, except that the By-Laws may provide that a number less than a majority of directors, may constitute quorum, which in no case shall be less than one third, except when a Board of Directors of one member is authorized.

(b) The Board of Directors may, by Resolution adopted by a majority of the whole Board, designate one or more committees, to consist of two (2) or more Directors which shall to the extent that may be designated in the Resolution, or in the By-Laws, have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the use of the seal to the Corporation whenever necessary except the following powers (i) to remove or elect Statutory Officers; (ii) amending the Certificate of Incorporation, except that a committee may, to the extent authorized in a resolution of the Board of Directors providing for the issuance of shares of stock as provided in Article 5.01 of the General Corporation Law of 1995, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series; (iii) adopting an agreement of merger or consolidation under Article 10.01 and 10.02 of the General Corporation Law of 1995; (iv) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; (v) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-laws of the Corporation; and, (vi) unless the resolution or By-laws expressly so provides, no such committee shall have the power or authority to declare a dividend or, to authorize the issuance of stock, pursuant to Article 10.10 of the General Corporation Law of 1995 as amended.

Certificate of Incorporation

Brookstone Retail Puerto Rico, Inc.

(c) Meetings of the Board of Directors may be held outside of the Commonwealth of Puerto Rico.

(d) The Corporation may have such Officers and Agents as are appropriate, who shaft be chosen in such manner and hold their offices for such terms and upon such conditions as may be prescribed by the By-Laws or determined by the Board of Directors. Any two offices may be held by the same person. The Board of Directors may delegate to any person within the Corporation the power to select, appoint, employ, discharge and fix the terms and conditions of employment and salaries or compensation of any person not holding corporate office.

EIGHTH: The first Board of Directors shall adopt By-Laws for the internal government and management of the Corporation. Thereafter, the power to make, alter or repeal By-Laws shall be vested in the directors, subject to the statutory power of the stockholders to alter or repeal By-Laws so made.

NINTH: The existence of the Corporation is to be perpetual.

IN WITNESS WHEREOF, I, the undersigned, hereby swear that the facts herein stated are true, at San Juan, Puerto Rico, this 30th day of September 1999.

/s/ JAVIER E. FERRER
Javier E. Ferrer Incorporator